As filed with the Securities and Exchange Commission on July 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARSH & McLENNAN COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-2668272 (I.R.S. Employer Identification No.)

1166 Avenue of the Americas

New York, New York 10036-2774

(212) 345-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marsh & McLennan Companies, Inc.

Irish Savings Related Share Option Scheme (2001)

Marsh & McLennan Companies, Inc.

Save as You Earn Plan (U.K.)

Marsh & McLennan Companies, Inc.

Stock Purchase Plan for French Employees

(Full Title of the Plans)

Katherine J. Brennan

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774

(Name and Address of Agent for Service)

(212) 345-5000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $1.00 par value, to be issued under the Marsh & McLennan Companies, Inc. Irish Savings Related Share Option Scheme (2001) (the “Irish Savings Plan”)	263,188	$85.43	$22,484,150.84	$2,799.28
Common Stock, $1.00 par value, to be issued under the Marsh & McLennan Companies, Inc. Save as You Earn Plan (U.K. ) (the “UK SAYE”)	1,962,907	$85.43	$167,691,145.01	$20,877.55
Common Stock, $1.00 par value, to be issued under the Marsh & McLennan Companies, Inc. Stock Purchase Plan for French Employees (the “French Plan”)	1,539,215	$85.43	$131,495,137.45	$16,371.15

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Common Stock, par value $1.00 per share (“Common Stock”) of Marsh & McLennan Companies, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Company’s Irish Savings Plan, the UK SAYE and the French Plan (collectively, the “Plans”), and any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on July 26, 2018.
(3)	Rounded up to the nearest penny.

PART 1

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed are incorporated herein by reference:

(a)    The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 22, 2018 (File No. 001-05998).

(b)    The Company’s current reports on Form 8-K filed after the fiscal year ended December 31, 2017.

(c)    The Company’s Registration Statement on Form 8-B dated May 22, 1969, as amended by an Amendment on Form 8, dated February 3, 1987, describing the Common Stock, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as employees and other individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.01 of the Company’s amended and restated bylaws provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty, misstatement, error or omission committed in their capacity as directors or officers of the Company. Such policies of insurance also provide coverage to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits.

Exhibit Number

4.1	Restated Certificate of Incorporation of Marsh & McLennan Companies, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 18, 2008)*

4.2	Amended and Restated Bylaws of Marsh & McLennan Companies, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 12, 2017)*

5.1	Opinion of Katherine J. Brennan

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24	Power of Attorney (included on the signature pages of this Registration Statement)

99.1	Marsh & McLennan Companies, Inc. Irish Savings Related Share Option Scheme (2001) (as amended and restated on May 17, 2018) (filed herewith)

99.2	Marsh & McLennan Companies, Inc. Save as You Earn Plan (U.K.) (as amended on September 17, 2014) (filed herewith)

99.3	Marsh & McLennan Companies, Inc. Stock Purchase Plan for French Employees (Plan d’Epargne Entreprise du Personnel du Groupe MMC)(filed herewith)

*	Incorporated herein by reference

Item 9.	Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and , where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 30, 2018.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Daniel S. Glaser
	Name:	Daniel S. Glaser
	Title:	Director, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Marsh & McLennan Companies, Inc. hereby appoint each of Katherine J. Brennan, Tiffany D. Wooley and Connor Kuratek as attorneys-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on July 30, 2018.

Signature	Title

/s/ Daniel S. Glaser	Director, President and Chief Executive Officer (Principal Executive Officer)
Daniel S. Glaser

/s/ Mark C. McGivney	Chief Financial Officer (Principal Financial Officer)
Mark C. McGivney

/s/ Stacy M. Mills	Vice President and Controller (Principal Accounting Officer)
Stacy M. Mills

/s/ Anthony K. Anderson	Director
Anthony K. Anderson

/s/ Oscar Fanjul	Director
Oscar Fanjul

/s/ H. Edward Hanway	Director
H. Edward Hanway

/s/ Deborah C. Hopkins	Director
Deborah C. Hopkins

/s/ Elaine La Roche	Director
Elaine La Roche

/s/ Steven A. Mills	Director
Steven A. Mills

/s/ Bruce P. Nolop	Director
Bruce P. Nolop

/s/ Marc D. Oken	Director
Marc D. Oken

/s/ Morton O. Schapiro	Director
Morton O. Schapiro

/s/ Lloyd M. Yates	Director
Lloyd M. Yates

/s/ R. David Yost	Director
R. David Yost